Exhibit 10.10

Equity Pledge Agreement

THIS EQUITY PLEDGE AGREEMENT (this “Agreement”) is entered into as of December 22, 2015 by and among Arc LifeStyle Group Inc (the “Pledgee”), a domestic for-profit corporation in the state of Florida, Xiao Yue Zhang (“Pledgor A”) and Ya Wei Zhang (“Pledgor B”).

Pledgor A and Pledgor B (the “Pledgors”) are each PRC citizens, with identification cards and permanent PRC residence information as set forth on Exhibit A attached hereto.

RECITALS

1.	Pledgor A and Pledgor B respectively hold 99% and 1% of the equity interest in Shanghai Fan Xi Commerce Co., LTD, a limited liability company organized under the laws of the PRC (the “Domestic Co”).

2.	All of the equity interests of the Domestic Co, as may be increased from time to time, are owned entirely by the Pledgors (the “Equity Interest”).

3.	The Pledgee and the Domestic Co are executing an exclusive management services agreement (the “Commercial Agreement”), each on even date hereof, pursuant to which the Pledgee will provide certain management services to the Domestic Co.

4.	In connection with the establishment and funding of the Domestic Co, the Pledgors have incurred or may incur certain indebtedness from the Pledgee. or its subsidiaries or affiliates (the “Indebtedness”).

5.	The Pledgors are executing a letter of undertaking (the “Letter of Undertaking”) on even date hereof, pursuant to which the Pledgors will make various representations, warranties and covenants to the Pledgee regarding, without limitation, the management of the Domestic Co.

6.	In order to secure the Pledgors’ obligations with respect to the Indebtedness and under the Option Agreement and the Letter of Undertaking, and the Domestic Co’s obligations under the Commercial Agreement (collectively, hereinafter referred to as the “Obligations”), the Pledgors voluntarily agree to pledge to the Pledgee the Equity Interest. The Pledgee agrees to accept from the Pledgors such pledge.

NOW, THEREFORE, in consideration of the representations, warranties and covenants set forth herein, the Pledgee and the Pledgors (each a “Party,” and collectively, the “Parties”) hereby agree as follows:

Article 1 Establishment of Pledge

As security for the respective performance by the Domestic Co and the Pledgors of the Obligations, the Pledgors voluntarily pledge to the Pledgee 100% of the Equity Interest (the “Pledged Equity Interest”), each Pledgor to the extent of its portion of the Equity Interest. The Pledgee hereby accepts from each of the Pledgors such pledge. The obligations and liabilities of the Pledgors hereunder are several and not joint.

Article 2 Coverage of Pledge as a Security

The pledge provided as a security by the Pledgors under this Agreement shall cover the Obligations, penalties, damages, the expenses for exercise of the right of pledge, and all other payments due and payable to the Pledgee by the Domestic Co under the Commercial Agreement.

Article 3 Representations, Warranties and Covenants by Pledgors

Each of the Pledgors, severally and not jointly, hereby makes the following representations, warranties and covenants to the Pledgee on the date of this Agreement and on the Pledge Termination Date (as defined below):

3.1	It has the right and capability to execute and perform this Agreement.

3.2	The Domestic Co is a limited liability company duly incorporated and legally existing under the laws of PRC.

3.3	To its knowledge, the Pledgors collectively and legally hold the Equity Interest in its entirety.

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3.4	It has obtained or will use reasonable efforts to obtain all necessary and appropriate approvals and authorizations in accordance with the articles of association of the Domestic Co, and the requirements under applicable PRC laws or regulations, to execute and perform this Agreement.

3.5	Its execution and performance of this Agreement are not against any law or regulation, or any governmental approval, authorization or notice or other governmental document, that is binding upon it, nor are such execution and performance against any agreement to which it is a party, or any covenant made by it to any third party.

3.6	To its knowledge, there is no pledge, security interest or any other encumbrance of any kind on any of the Pledged Equity Interest, other than pursuant to this Agreement or those that may be created from time to time at the express direction of Pledgee.

3.7	To its knowledge, there is no mortgage, pledge or any other encumbrances created by Pledgors on any of the assets of the Domestic Co, other than pursuant to this Agreement or those that may be created from time to time at the express direction of Pledgee.

3.8	There is no offer made by it to any third party to transfer or otherwise dispose of any part or all of the Pledged Equity Interest, nor is there any covenant or agreement made by it with respect to any offer made by any third party to purchase any part or all of the Pledged Equity Interest.

3.9	There is no agreement, other than those disclosed in this Agreement, relating to transfer of any part or all of the Pledged Equity Interest, to which it is a party.

3.10	To its knowledge, there is no pending dispute, litigation, arbitration or administrative procedures or any other legal procedures in connection with the Pledgors, the Domestic Co or the Pledged Equity Interest, nor is there any potential or threatened dispute, litigation, arbitration or administrative procedures or any other legal procedures in connection with the Pledgors, the Domestic Co or the Pledged Equity Interest, except that after execution of this Agreement, if there is such dispute or proceeding, the Pledgor shall notify or have notified Pledgee after being served with the summons, demand or notice.

3.11	During the period commencing from the execution date of this Agreement until the date on which the Domestic Co has fully performed all the Obligations in accordance with the Commercial Agreement, and the Pledged Equity Interest has been fully transferred to the Pledgor., the Pledgee and/or their designee(s) (hereinafter referred to as the “Pledge Termination Date”), it shall not transfer or otherwise dispose of any part or all of the Pledged Equity Interest to any third party without prior written consent of the Pledgee, unless in a manner permitted by the provisions of the agreements contained therein.

3.12	It shall not, during the period commencing from the execution date of this Agreement until the Pledge Termination Date, create any pledge or any other encumbrances on any part of the Pledged Equity Interest without prior written consent of the Pledgee.

3.13	It undertakes that, during the period commencing from the execution date of this Agreement until the Pledge Termination Date, without prior written consent of the Pledgee, it will not conduct any act and/or omission that may have a substantial effect on the assets, businesses and/or responsibilities of the Domestic Co.

3.14	During the period commencing from the execution date of this Agreement until the Pledge Termination Date, it will make best efforts to ensure that, without prior written consent of the Pledgee, the Domestic Co will not create any mortgage, pledge or any other encumbrances on any assets of the Domestic Co.

3.15	Upon execution of this Agreement, it shall submit to the Pledgee a certificate of equity interest in connection with the Pledged Equity Interest issued by the Domestic Co to it (the “Equity Certificate”).
3.16	Upon execution of this Agreement, it shall cause the Domestic Co to register, in a reasonable and timely manner satisfactory to the Pledgee, the pledge hereunder on the company’s shareholders’ registry (the “Shareholders’ Registry”), substantially in the form as set forth on Exhibit B attached hereto, and to deliver the Shareholders’ Registry to the Pledgee.

3.17	The pledge hereunder constitutes an encumbrance of first order of priority on the Pledged Equity Interest.

3.18	To its knowledge, all the documents delivered by the Pledgors to the Pledgee are true, complete and accurate.

3.19	This Agreement establishes legal, effective and binding obligations upon each of the Pledgors and shall be subject to legal enforcement upon the Pledgee’s application to proper authorities based on the articles hereof.

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Article 4 Registration and Notarization of Pledge

4.1	At the request of the Pledgee, within three (3) business days after the pledge is registered in the Shareholders’ Registry, the Pledgors shall make reasonable efforts to cause the Domestic Co, with the assistance of reasonably reputable professional firm and at the Pledgee’s expense, to register, or cause to file and register, the pledge hereunder with the relevant industrial and commercial registration authority (the “Registration Authority”).

4.2	At the request of the Pledgee, the Pledgors and the Pledgee shall have this Agreement notarized within twenty (20) business days after the pledge is registered on the Shareholders’ Registry of the Domestic Co, at the expense of Pledgee. The Pledgors shall provide all necessary assistance and cooperation in connection with such notarization, including without limitation, signing of all necessary legal documents pertinent to the said notarization as required by the notary office.

Article 5 Nature of Pledge

5.1	The pledge hereunder shall not be affected by any other pledges or security interest on the Obligations held by the Pledgee, and shall not affect the validity of such other pledges and security interest.

5.2	The pledge hereunder and the rights of the Pledgee under this Agreement shall not be released or affected by any of the following situations:

a.	The extension, expansion or reduction of any obligations allowed by the Pledgee to any of the Pledgors;

b.	The incomplete disposal, change or partial discharge of any other pledges or security interest upon the Obligations;

c.	Any delay, performance, default or mistake caused by the Pledgee during the exercise of its rights hereunder;

d.	The recognition of invalidity, nullity and/or unenforceability of any of the Commercial Agreement, their execution or any provision(s) thereunder;

e.	Any other events that may have an effect on any of the Pledgors’ obligations under this Agreement.

Article 6 Disposal of Pledged Equity Interest

6.1	In case of any one or more of the following occurrences during the term of the pledge as specified hereunder, the Pledgee shall have the right to dispose of the Pledged Equity Interest in accordance with the PRC law and the terms of this Agreement:

a.	The Domestic Co commits a breach of any of the Obligations;

b.	Any of the Pledgors breaches any provision of this Agreement, including but not limited to, any material breach of the representation, warranty or covenant made by any of the Pledgors under Article 3 hereof;

c.	The Domestic Co suspends its operations or is dissolved, or is ordered to suspend its operations or be dissolved, or is declared insolvent;

d.	Any of the Pledgors and/or the Domestic Co is involved in any dispute, litigation, arbitration or administrative procedures or any other legal procedures which, as determined by the Pledgee in its sole discretion, would create a material adverse effect on the performance of the Commercial Agreement or this Agreement;

e.	Any occurrence that would adversely affect the rights and interests of the Pledgee with respect to the I the Commercial Agreement or this Agreement, as determined by the Pledgee in its sole discretion; or

f.	Any other occurrence as stipulated by relevant PRC laws and regulations.

6.2	In case of any one or more of the occurrences listed under Section 6.1 and subject to relevant PRC laws and regulations, the Pledgee shall have the right to dispose of any part or all of the Pledged Equity Interest at any time and in any manner that the Pledgee deems appropriate. Such manner of disposal shall include, but not be limited to, the following methods to the largest extent permitted under PRC law:

a.	transfer the Pledged Equity Interest to the Pledgee at a price agreed upon among the Parties;

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b.	transfer the Pledged Equity Interest to person(s) or entity(s) designated by the Pledgee;

c.	auction and sale of the Pledged Equity Interest; or

d.	other methods as permitted by relevant PRC laws and regulations.

6.3	The proceeds, if any, received by the Pledgee by disposing of the Pledged Equity Interest according to the foregoing provisions shall be paid in the following priority:

a.	payment of all necessary taxes and fees incurred due to the disposal of the Pledged Equity Interest;

b.	with respect to any remaining proceeds, if any, payments as specified in Article 2 hereof payable by the Domestic Co and/or the Pledgors to the Pledgee with respect to the Commercial Agreement; and

c.	after all the above payments have been made and there is no amount payable by the Domestic Co and/or the Pledgors to the Pledgee, remaining amounts shall be refunded to the Pledgors.

6.4	At the time of the disposal of the Pledged Equity Interest by the Pledgee and upon request of the Pledgee, the Pledgors shall provide all relevant documents reasonably requested by the Pledgee. The Pledgors shall provide reasonable assistance to the Pledgee with regard to the completion of registration procedures with the Registration Authority and all the other procedures in connection with the transfer of any part or all of the Equity Interest triggered by the Pledgee’s disposal of any part or all of the Pledged Equity Interest.

6.5	The Pledgee shall have the right to transfer or assign the pledge hereunder to a third party without the prior consent of the Pledgors; provided the Pledgee shall send a written notice to the Pledgors after such transfer or assignment.

Article 7 Pledge Term and Termination of Pledge

7.1	The term of the pledge hereunder (“Pledge Term”) shall commence on the effective date of this Agreement and end on the Pledge Termination Date.

7.2	The pledge of the Pledged Equity Interest shall be automatically terminated upon expiration of the Pledge Termination Date. The Pledgee shall return the Equity Certificates to each of the Pledgors on the Pledge Termination Date. The Pledgee and the Domestic Co shall be responsible, and Pledgors shall provide reasonable assistance, for completing the registration procedures with the Registration Authority in connection with the termination of the pledge.

7.3	Notwithstanding anything to the contrary in this Agreement, the pledge hereunder shall not be terminated without the Pledgee’s prior written consent, unless the pledge is automatically terminated pursuant to Article 7.2 above.

Article 8 Dividends and Other Distributions

The Pledgee shall have the right to receive and collect any and all dividends from, any proceeds of and interest earned on and any other distributions in respect of the Pledged Equity Interest during the Pledge Term. The dividends, proceeds, interest and other distributions collected by the Pledgee shall first compensate for the expenses of the Pledgee incurred for the collection of such dividends, proceeds, interest and/or distributions. The remainder shall directly offset any Obligations of the Pledgors and/or the Domestic Co.

Article 9 Taxes and Fees

9.1	All taxes and fees incurred by the Parties due to the execution and performance of this Agreement shall be borne by the Parties according to applicable PRC law.

9.2	Pledgee shall reimburse each Pledgor for any amount paid in taxes and fees in connection with the Pledged Equity Interest. Alternatively, Pledgee may advance such sums to each Pledgor for any taxes and fees in connection with the Pledged Equity Interest, to the extent such sums may be ascertained prior to payment being due.

Article 10 Liability for Breach of Contract

10.1	In case of any loss sustained by any Party/Parties (the “Non-breaching Party”) due to any breach of this Agreement by the other Party/Parties (the “Breaching Party”), the Breaching Party shall bear legal liabilities according to relevant PRC laws and regulations and be liable for all losses sustained by the Non-breaching Party due to such breach, including but not limited to all legal expenses (including attorney’s fees) of the Non-breaching Party.

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10.2	In the event of any breach of this Agreement, the Non-breaching Party may request by written notice to such Breaching Party that the Breaching Party (i) correct its breach or failure, and (ii) take adequate, effective and timely measures to eliminate the consequences of such breach or failure.

10.3	Upon the occurrence of any breach, if such breach, at the Non-breaching Party’s reasonable and objective discretion, has caused the Non-breaching Party’s performance of any of its obligations hereunder to be unfeasible, then the Non-breaching Party may notify the Breaching Party in writing that the Non-breaching Party will suspend its performance of its obligations hereunder on a temporary basis until and unless the Breaching Party shall have ceased its breach and taken effective measures in a timely manner to eliminate the consequences of such breach and shall have compensated the Non-breaching Party for the loss suffered thereby due to such breach.

Article 11 Force Majeure

11.1	A “force majeure event” shall refer to any event beyond the reasonable control of the Parties which is unforeseeable or, if foreseeable, unavoidable and which has prevented, affected or delayed any Party’s performance of all or any part of its obligations hereunder, including without limitation, government actions or inactions, acts of God, strikes or labor disputes, war, hacker attack or any other similar event.

11.2	The Party affected by a force majeure event may suspend on a temporary basis its performance of its obligation(s) without incurring any liability to the other Parties due to such force majeure event, until the effect of such force majeure event has been eliminated; provided that, such Party shall exert its best efforts to minimize the adverse effect of such force majeure event.

11.3	The Party claiming suspension of performance by reason of force majeure event (the “Claiming Party”) shall have the obligation to provide as soon as possible to the other Party or Parties to whom the affected performance should have been rendered (the “Affected Party”) a written notice of such force majeure event. Should the Claiming Party fail to provide said notice, the Affected Party may claim against it for the liability for breach of contract as set forth above, and the Claiming Party agrees and acknowledges that it shall have the burden to prove the occurrence and ongoing obstacle to performance of the claimed force majeure event.

Article 12 Applicable Law

The execution, validity, performance and interpretation of this Agreement shall be governed by PRC law.

Article 13 Settlement of Disputes

13.1	If any dispute arises out of the interpretation and performance of this Agreement, the Parties shall first attempt to settle such dispute through friendly negotiations.

13.2	Should such dispute fail to be settled through negotiations, each Party may submit such dispute to the China International Economic and Trade Arbitration Commission for arbitration in Shanghai according to its then applicable arbitration rules. The arbitration award shall be final and binding upon all the Parties.

13.3	In case of any dispute arising out of the interpretation and performance hereof or if any such dispute is under arbitration, each Party shall exercise its other rights and perform its other obligations under this Agreement other than those in question.

Article 14 Effectiveness and Termination

14.1	To the extent permitted under PRC law, this Agreement shall come into force and effect upon being executed by all the Parties and recorded in the Shareholders’ Registry.

14.2	This Agreement may be terminated in the occurrence of any of the following situations:

a.	The pledge is terminated pursuant to Article 7 hereof; or

b.	The Pledgee terminates this Agreement unilaterally, which it may do at any time in its sole discretion, provided that such termination shall be effective immediately upon notice to the Pledgors.

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14.3	The termination of this Agreement shall not affect any rights and obligations occurred before the date of such termination.

Article 15 Miscellaneous

15.1	The Pledgee shall have the right to assign all of its benefits and obligations under this Agreement to any third party of its choosing without the prior consent of the Pledgors; provided, however, that the Pledgee shall send a written notice to the Pledgors after such assignment. The Pledgors shall have the right to assign this Agreement only with the prior written consent of the Pledgee.

15.2	Failure by any Party to timely exercise any of its right hereunder shall not be deemed as waiver of such right, nor shall such failure affect in any way such Party’s future exercise of such right.

15.3	If all or any part of any provision hereof is held invalid or unenforceable for any reason, all other provisions hereof shall remain valid and binding. Should any of the Parties breach any provisions of this Agreement, such breach shall not affect the rights and obligations of other Parties to this Agreement and any other relevant agreements as well as the performance and the enforcement of this Agreement and such other agreements.

15.4	This Agreement shall inure to and be binding upon the Parties and their respective successors and assigns.

15.5	This Agreement shall supersede any previous or concurrent agreement, understanding or communication among the Parties with respect to the same, either in oral or writing. Except as expressly set forth herein and in the agreements referenced herein, none of the Parties has made any other express or implied obligation or undertaking.

15.6	This Agreement may be supplemented or amended by a written agreement among all the Parties. The amendment and supplementary agreement (if any) to this Agreement shall, upon being signed by all the Parties, constitute an integral part hereof and be equally authentic with this Agreement.
15.7	This Agreement is made in three originals, of which each Party shall hold one. All originals hereof shall be equally authentic.

15.8	This Agreement has been negotiated and drafted in the English language. If reference to a foreign language translation is required, any ambiguity in the text of the foreign language translation or any disagreement concerning the foreign language translation shall be resolved by reference to the English text.

15.9	Each of the Parties agrees not to discuss, disclose or otherwise transmit this Agreement, including without limitation the identity and personal information of the other Party, to anyone other than (i) to (as applicable) its affiliates, officers, shareholders, members, counsel and advisors, (ii) as required by any law, regulation, court order, or the like, or in connection with any filing with any governmental authority, and (iii) to comply with its obligations contained in this Agreement.

15.10	Each party has been informed of his/her/its right to consult independent legal counsel concerning this Agreement, and each party hereby acknowledges that he/she/it has had the opportunity to do so.

15.11	This Agreement shall be construed as if drafted jointly by the parties hereto. In the event an ambiguity or question of intent or interpretation arises, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

[Rest of Page Intentionally Blank]

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IN WITNESS THEREOF, the Parties have executed or have caused their respective duly authorized representatives to execute this Agreement on the date first written above.

The Pledgee:

By:	/s/ Carlos López Martínez

Name:	Carlos López Martínez
Title:	CEO

Pledgor A:	Pledgor B:

/s/ Xiao Yue Zhang	/s/ Ya Wei Zhang
Xiao Yue Zhang	Ya Wei Zhang

SIGNATURE PAGE TO EQUITY PLEDGE AGREEMENT

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Exhibit A

SHAREHOLDER NAME	ADDRESS	IDENTIFICATION CARD NUMBER
Xiao Yue Zhang	Room 1501, 1258 Yu Yuan Road Chang Ning District, Shanghai 200050 - CHINA	G22647796

Ya Wei Zhang	Room 1501, 1258 Yu Yuan Road Chang Ning District, Shanghai 200050 - CHINA	E10504344

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Exhibit B

Shanghai Fan Xi Commerce Co., LTD

Shareholder	Ratio of the Registered Capital	Information of Shareholder	Pledge
Xiao Yue Zhang	99%		Xiao Yue Zhang has pledged all her 99% equity interest in Shanghai Fan Xi Commerce Co., LTD. pursuant to the Equity Pledge Agreement dated December 22, 2015. The date of pledge registration with the Shareholders' Registry is the date at which the Equity Pledge Agreement is executed.
Ya Wei Zhang	1%		Ya Wei Zhang has pledged all her 1% equity interest in Shanghai Fan Xi Commerce Co., LTD. pursuant to the Equity Pledge Agreement dated December 22, 2015. The date of pledge registration with the Shareholders' Registry is the date at which the Equity Pledge Agreement is executed.

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